EXHIBIT 99.1

Stillwater Mining Company Reports Second Quarter 2015 Results

LITTLETON, Colo., July 31, 2015 (GLOBE NEWSWIRE) -- Stillwater Mining Company (NYSE:SWC) today reported financial results for the quarter ended June 30, 2015.

Second Quarter 2015 Highlights:

  Processed 151,600 ounces of recycled palladium, platinum and rhodium, an increase of 12.9% over 134,300 ounces recycled during the second quarter of 2014
  Consolidated net loss attributable to common stockholders of $27.5 million or $0.23 per share, including a $46.8 million (before-tax) impairment charge taken on the Marathon mineral properties
  Mined palladium and platinum production of 127,000 ounces, a slight increase from 126,400 ounces mined during the second quarter of 2014
  All-in Sustaining Costs (AISC)* of $785 per mined ounce of palladium and platinum, compared to $792 per mined ounce for the second quarter of 2014
  Cash and cash equivalents plus highly liquid investments of $531.2 million at quarter end, after $11.0 million increase in recycle working capital during the second quarter
  Labor contract with employees expired during the quarter; represented employees at the Stillwater Mine and Columbus processing facilities continue to work under the terms of the previous agreement

For the second quarter of 2015, the Company reported a consolidated net loss attributable to common stockholders of $27.5 million, or $0.23 per share, compared to consolidated net income attributable to common stockholders of $17.9 million, or $0.14 per diluted share for the second quarter of 2014. Second quarter 2015 earnings were impacted by a $46.8 million (before-tax) impairment charge against the carrying value of the Marathon mineral properties in Canada, which reduced the properties' carrying value to the estimated fair value of $8.6 million. While mine production was broadly similar, lower sales volumes impacted operating results and lower realized prices partially offset lower costs.

Mine production in the second quarter of 2015 was 127,000 ounces of palladium and platinum, a slight increase from 126,400 ounces produced during the second quarter of 2014 and a slight decline from 133,300 ounces produced during the first quarter of 2015. Second quarter 2015 production was negatively impacted by the scheduled seven-day shutdown of the concentrator, production hoist and underground crusher at the Stillwater Mine to perform major maintenance. The shutdown of the production hoist was extended by eight days as a result of issues identified during the maintenance process. The production hoist repairs are complete and the Stillwater Mine is now fully operational.

Commenting on the 2015 second quarter results, Mick McMullen, the Company's President and Chief Executive Officer stated, "Production in the month of June was negatively impacted by the major maintenance shut down at the Stillwater Mine. The replacement of the underground crusher, mill motor and production hoist bull gear was the first replacement of these items in the mine's history and was scheduled to be completed over the summer. Ore mining continued during the extended hoist shutdown and the stockpiled ore is being milled in the third quarter.

"We continue to operate amidst challenging metals markets and are currently witnessing a significant decline in PGM prices. The negative impact of decreasing metal prices is reflected in our second quarter results and has continued into the third quarter. As I have stated previously, Stillwater's operations and balance sheet must be structured to best position the Company to withstand all phases of the PGM pricing cycle. While I am pleased with the progress made to date across many areas of the business, striving for additional efficiency will continue to be essential to counter the headwinds impacting our industry.

"As of July 30, 2015, the closing market prices for palladium and platinum were approximately $621 and $984 per ounce, respectively. This equates to a basket price for mined production for the Company of approximately $701 per ounce, or approximately $84 per ounce below our second quarter AISC of $785. Given the current PGM market environment, we are taking additional necessary steps to improve our operating cost structure. This plan includes reducing the Company's salary and hourly workforce resulting in expected annual savings of $10 to $15 million. In addition, we have further modified our mine plan in an effort to focus on the most profitable mining areas within the Stillwater Mine and will continue to maximize production from the East Boulder Mine. These changes have resulted in an update to our 2015 mine production and cost guidance. We expect to incur approximately $1.5 to $3.1 million in reorganization costs during the third quarter.

"In addition to this reorganization effort, the Company continues to evaluate other options to maximize shareholder value and the long-term sustainability of the business. We are in a fortunate position to have a strong balance sheet that provides options, even in the current market environment. The Company regularly considers the deployment of cash for acquisitions, internal growth projects, the appropriate long-term capital structure, the buyback of outstanding convertible debentures, share repurchases as well as common share dividends. The Board has authorized management to repurchase a portion of the Company's outstanding convertible debentures if market conditions are appropriate.

"While the decisions relating to our workforce are difficult, we believe the current reorganization plan and our continued efforts to optimize our capital structure are essential for the long-term sustainability of the Company. Our goal is to continue to be in the lowest cost quartile of PGM producers, which will enable us to secure the future of the business and to be well positioned once an upturn in PGM prices occurs," concluded Mr. McMullen.

2015 Full-Year Guidance:

Based on the implementation of the reorganization plan, guidance for the full-year 2015 has been updated and is detailed in the table below.

	Current 2015 Guidance	Previous 2015 Guidance
Mined Production (palladium and platinum ounces)	500,000 - 515,000	520,000 - 535,000
Total Cash Costs per Mined Ounce (net of by-product and recycling credits)*	$490 - $530	$480 - $520
All-In Sustaining Costs per Mined Ounce*(1)	$725 - $775	$730 - $780
General and Administrative (millions)	$30 - $40	$30 - $40
Exploration (millions)(2)	$3 - $5	$4 - $6
Sustaining Capital Expenditures (millions)	$71 - $76	$83 - $88
Project Capital Expenditures (millions)(3)	$42 - $47	$42 - $47
Total Capital Expenditures (millions)(3)	$113 - $123	$125 - $135

(1) All-in sustaining costs per mined ounce guidance for 2015 assumes the exclusion of approximately $20 per ounce recycling credit and approximately $11 per ounce for foreign activities.
(2) Exploration includes expenses for Marathon, Altar and Montana operations.
(3) Excludes project capitalized interest and capitalized depreciation.

Mine Production Comparison:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Produced ounces)	2015	2014	2015	2014
Palladium	59,200	64,700	123,700	133,600
Platinum	17,600	19,300	36,800	40,100
Stillwater Mine Total	76,800	84,000	160,500	173,700

Palladium	39,100	33,000	77,800	64,900
Platinum	11,100	9,400	22,000	18,500
East Boulder Mine Total	50,200	42,400	99,800	83,400

Palladium	98,300	97,700	201,500	198,500
Platinum	28,700	28,700	58,800	58,600
Total	127,000	126,400	260,300	257,100

Revenue from the Company's Mine Production segment, (including proceeds from the sale of by-products) totaled $119.0 million, in the second quarter of 2015, down from $147.2 million for the second quarter of 2014. The decrease in Mine Production revenues reflects both lower volumes sold as the second quarter of 2014 included the sale of 17,600 ounces of PGMs from inventory and lower average realized prices during the second quarter of 2015.  The 2015 combined average realized price for the sales of mined palladium and platinum decreased for the second quarter to $842 per ounce, compared to $962 per ounce realized in the second quarter of 2014. The total quantity of mined palladium and platinum sold in the second quarter of 2015 was 133,000 ounces compared to 144,000 ounces sold in the same period of 2014.

Total costs of metals sold (before depletion, depreciation and amortization, and corporate overhead expenses) decreased 23.6% to $145.1 million in the second quarter of 2015 from $189.8 million in the second quarter of 2014. Mine Production costs included in costs of metals sold decreased to $80.6 million in the 2015 second quarter from $89.5 million in the 2014 second quarter.

Recycling Activity Comparison:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Average tons of catalyst fed per day	26.9	20.4	21.5	18.7
Tons processed	2,452	1,857	3,900	3,383
Tons tolled	1,255	265	1,626	495
Tons purchased	1,197	1,592	2,274	2,888
PGM ounces fed	151,600	134,300	260,300	235,800
PGM ounces sold	68,100	101,400	142,700	195,000
PGM tolled ounces returned	37,400	15,700	77,600	31,000

Recycling material processed during the second quarter of 2015 contained 151,600 ounces of palladium, platinum and rhodium, an increase of 12.9% from the total of 134,300 ounces processed during the second quarter of 2014. The proportion of ounces processed on a toll basis has increased compared to purchased ounces as a result of a shift in customer mix that began during the first quarter and continued into the second quarter of 2015. While tons of recycle catalyst feed has increased by 32.0% year on year, PGM loadings have decreased during the course of the past year and ounces processed have increased by a lesser amount.

PGM Recycling revenue totaled $66.3 million for the 2015 second quarter, a decrease from $102.7 million in the same period of 2014. This decrease was a result of the shift from purchased to tolled ounces processed. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium was $954 per ounce in the second quarter of 2015 compared to $1,002 per ounce in the second quarter of 2014. Recycling sales volumes for the second quarter of 2015 decreased to 68,100 ounces from 101,400 ounces sold in the second quarter of 2014.

PGM Recycling costs totaled $64.4 million in the second quarter of 2015, down from the $100.3 million reported in the second quarter of 2014. This decrease was primarily due to the shift from purchased to tolling ounces processed during the quarter, as overall contained ounces volume increased. Net income, before income taxes, from the recycling segment totaled $2.0 million for the second quarter of 2015 compared to $2.9 million for the same quarter of 2014. Earnings in the recycling segment typically lag corresponding volume processed by approximately two to three months.

General and administrative costs were $10.4 million in the second quarter of 2015 compared to $8.6 million incurred during the same period of 2014. This increase was primarily attributable to an increase of $1.7 million in the provision for medical costs based on recent claims history.

All-In Sustaining Costs Per Mined Ounce:

All-in Sustaining Costs per Mined Ounce (AISC)* totaled $785 for the second quarter of 2015, a decrease from $792 recorded for the same period of 2014.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
All-In Sustaining Costs Per Mined Ounce
Combined Montana Mining Operations	2015	2014	2015	2014
Reported Total Cash Costs per Mined Ounce (Net of Credits)*	$530	$550	$533	$559
PGM Recycling Income Credit	16	23	16	24
Corporate General & Administrative Costs (Before DD&A)	77	60	68	60
Capital Outlay to Sustain Production at the Montana Operating Mines	162	159	156	147
All-In Sustaining Costs per Mined Ounce*	$785	$792	$773	$790

Cash Costs Per Mined Ounce:

Combined Total Cash Costs per Mined Ounce (net of by-product and recycling credits)* averaged $530 per ounce for the second quarter of 2015, compared to $550 per ounce for the second quarter of 2014. The table below illustrates the effect of by-product and recycling credits on the total cash costs per mined ounce, net of credits, for the combined Montana mining operations.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Cash Costs Per Mined Ounce Combined Montana Mining Operations	2015	2014	2015	2014
Reported Total Cash Costs per Mined Ounce (Net of Credits)*	$530	$550	$533	$559
By-Product Revenue Credit	54	68	52	60
PGM Recycling Income Credit	16	23	16	24
Total Cash Costs per Mined Ounce (Before Credits)*	$600	$641	$601	$643

Labor Matters

The represented employees at the Company's Stillwater Mine and Columbus processing facilities continue to work under the terms of the expired contract. On July 30, 2015, the Company notified the union that negotiations had reached an impasse.

Cash Flow and Liquidity

At June 30, 2015, the Company's consolidated available cash balance was $222.8 million, compared to $280.3 million at December 31, 2014. The Company's cash and cash equivalents plus highly liquid investments totaled $531.2 million at June 30, 2015, a slight decrease from $531.5 million at December 31, 2014. Net working capital increased to $622.5 million at June 30, 2015, compared to $619.4 million at the end of 2014.

Net cash provided by operating activities (which includes changes in working capital) totaled $59.6 million for the six months ended June 30, 2015, compared to $60.3 million of cash provided for the same period of 2014. Cash capital expenditures were $58.2 million for the six months ended June 30, 2015, compared to $53.8 million in the same period of 2014.

Outstanding total balance sheet debt reported at June 30, 2015, was approximately $304.2 million, an increase from $296.2 million at December 31, 2014. The Company's reported debt balance at June 30, 2015, included approximately $300.2 million of 1.75% convertible debentures (net of unamortized discount of approximately $96.5 million), $2.2 million of 1.875% convertible debentures and approximately $1.8 million for a capital lease and financing for a small installment land purchase. The increase in the debt balance is attributable to the accretion of the discount on the Company's outstanding 1.75% convertible debentures.

* These are non-GAAP financial measures. For a full description and reconciliation of these and other non-GAAP financial measures to GAAP financial measures, see Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues below.

2015 Second Quarter Results Webcast and Conference Call

Stillwater Mining Company will conduct a conference call to discuss second quarter 2015 results at 12:00 noon Eastern Daylight Time on Friday, July 31, 2015.

Dial-In Numbers:	United States:	(877) 407-8037
	International:	(201) 689-8037

A simultaneous webcast and presentation to accompany the conference call will be available through the Investor Relations section of the Company's website at www.stillwatermining.com.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (877) 660-6853 (U.S.) and (201) 612-7415 (International), access code 13609615. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. miner of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including automobile catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine and coinage. The Company is engaged in the development, extraction and processing of PGMs from a geological formation in south-central Montana known as the J-M Reef. The J-M Reef is the only known significant source of PGMs in the U.S. and the highest-grade PGM resource known in the world. The Company also recycles PGMs from spent catalytic converters and other industrial sources. The Company owns the Marathon PGM-copper deposit in Ontario, Canada, and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information about the Company can be found at its website: www.stillwatermining.com.

Cautionary Note Concerning Forward-Looking Statements

Some statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially from management's expectations. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates," "predicts," "should," "will," "may" or similar expressions. Such statements also include, but are not limited to, comments regarding taking additional steps to improve operating cost structure; plans for a workforce reduction; estimated savings from a workforce reduction; anticipated third quarter reorganization costs; evaluating other options to maximize shareholder value and the long-tern sustainability of the business; being in the lowest cost quartile of PGM producers enabling the Company to secure the future of the business and be well positioned for an upturn in PGM prices when it occurs; growing profitability; controlling costs; improving the efficiency of our operations; strengthening our financial and operating performance; managing our business through volatile metal prices; estimated 2015 production, cash costs per mined ounce, AISC, general and administrative costs, exploration expense, and capital expenditures; and the usefulness of non-GAAP financial measures. The forward-looking statements in this release are based on assumptions and analyses made by Management in light of experience and perception of historical trends, current conditions, expected future developments, and other factors that are deemed appropriate. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The forward-looking statements herein speak only as of the date of this release. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Comprehensive (Loss) Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2015	2014	2015	2014
REVENUES
Mine Production	$118,968	$147,171	$244,706	$272,900
PGM Recycling	66,316	102,716	140,998	196,251
Other	100	—	200	235
Total revenues	185,384	249,887	385,904	469,386
COSTS AND EXPENSES
Costs of metals sold
Mine Production	80,631	89,499	160,672	167,490
PGM Recycling	64,441	100,266	137,146	190,972
Other	—	—	—	79
Total costs of metals sold (excludes depletion, depreciation and amortization)	145,072	189,765	297,818	358,541
Depletion, depreciation and amortization
Mine Production	16,942	17,540	33,811	32,450
PGM Recycling	256	262	508	503
Total depletion, depreciation and amortization	17,198	17,802	34,319	32,953
Total costs of revenues	162,270	207,567	332,137	391,494
(Gain) loss on disposal of property, plant and equipment	—	(63)	3	(301)
(Gain) loss on long-term investments	(2)	—	53	—
Impairment of non-producing mineral properties	46,772	—	46,772	—
Exploration	760	674	1,840	1,720
Reorganization	—	5,626	—	6,045
General and administrative	10,396	8,599	18,741	17,966
Total costs and expenses	220,196	222,403	399,546	416,924
OPERATING (LOSS) INCOME	(34,812)	27,484	(13,642)	52,462
OTHER INCOME (EXPENSE)
Other	17	32	901	64
Interest income	724	994	1,426	1,819
Interest expense	(5,312)	(5,868)	(10,616)	(11,719)
Foreign currency transaction gain, net	745	182	137	4,361
(LOSS) INCOME BEFORE INCOME TAX (PROVISION) BENEFIT	(38,638)	22,824	(21,794)	46,987
Income tax (provision) benefit	(380)	(5,166)	5,663	(10,291)
NET (LOSS) INCOME	$(39,018)	$17,658	$(16,131)	$36,696
Net loss attributable to noncontrolling interest	(11,542)	(237)	(11,657)	(770)
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(27,476)	$17,895	$(4,474)	$37,466
Other comprehensive income, net of tax
Net unrealized gains on investments available-for-sale	47	178	183	141
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(27,429)	$18,073	$(4,291)	$37,607
Comprehensive loss attributable to noncontrolling interest	(11,542)	(237)	(11,657)	(770)
TOTAL COMPREHENSIVE (LOSS) INCOME	$(38,971)	$17,836	$(15,948)	$36,837
Weighted average common shares outstanding
Basic	120,751	119,867	120,637	119,738
Diluted	120,751	156,167	120,637	155,921
Basic (loss) earnings per share attributable to common stockholders	$(0.23)	$0.15	$(0.04)	$0.31
Diluted (loss) earnings per share attributable to common stockholders	$(0.23)	$0.14	$(0.04)	$0.29

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(In thousands, except per share data)	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$222,808	$280,286
Investments, at fair market value	308,372	251,254
Inventories	127,800	130,307
Trade receivables	1,229	1,277
Deferred income taxes	18,453	21,055
Prepaids	5,831	2,546
Other current assets	16,715	14,671
Total current assets	701,208	701,396
Mineral properties	112,480	159,252
Mine development, net	437,735	409,754
Property, plant and equipment, net	116,067	118,881
Deferred debt issuance costs	5,422	6,032
Other noncurrent assets	5,760	4,012
Total assets	$1,378,672	$1,399,327
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$24,947	$26,806
Accrued compensation and benefits	29,562	29,973
Property, production and franchise taxes payable	16,255	15,828
Current portion of long-term debt and capital lease obligations	1,705	2,144
Other current liabilities	6,286	7,288
Total current liabilities	78,755	82,039
Long-term debt and capital lease obligations	302,488	294,023
Deferred income taxes	52,754	68,896
Accrued workers compensation	5,708	6,060
Asset retirement obligation	9,487	9,401
Other noncurrent liabilities	6,767	7,200
Total liabilities	455,959	467,619
EQUITY
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; issued and outstanding 120,820,364 at June 30, 2015 and 120,381,746 at December 31, 2014	1,208	1,204
Paid-in capital	1,098,095	1,091,146
Accumulated deficit	(183,613)	(179,139)
Accumulated other comprehensive income	200	17
Total stockholders' equity	915,890	913,228
Noncontrolling interest	6,823	18,480
Total equity	922,713	931,708
Total liabilities and equity	$1,378,672	$1,399,327

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
(In thousands)	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(16,131)	$36,696
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depletion, depreciation and amortization	34,319	32,953
Loss on long-term investments	53	—
Impairment of non-producing mineral properties	46,772	—
Amortization/accretion of investment premium/discount	975	1,038
Loss (gain) on disposal of property, plant and equipment	3	(301
Foreign currency transaction gain, net	(137)	(4,361)
Deferred income taxes	(12,592)	(4,043)
Accretion of asset retirement obligation	387	370
Amortization of deferred debt issuance costs	610	731
Accretion of convertible debenture debt discount	9,127	8,407
Share based compensation and other benefits	6,913	6,909
Non-cash capitalized interest	(1,784)	(1,396)
Changes in operating assets and liabilities:
Inventories	630	(11,099)
Trade receivables	48	(4,637)
Prepaids	(3,285)	(2,395)
Accounts payable	(117)	(6,581)
Accrued compensation and benefits	(411)	(2,700)
Property, production and franchise taxes payable	(6)	1,562
Income taxes payable	—	8,138
Accrued workers compensation	(352)	312
Other operating assets	(3,516)	(1,248)
Other operating liabilities	(1,907)	1,945
NET CASH PROVIDED BY OPERATING ACTIVITIES	59,599	60,300
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(58,218)	(53,780)
Proceeds from disposal of property, plant and equipment	—	323
Purchases of investments	(184,660)	(134,367)
Proceeds from maturities of investments	126,849	87,395
NET CASH USED IN INVESTING ACTIVITIES	(116,029)	(100,429)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on debt and capital lease obligations	(1,097)	(1,043)
Proceeds from issuance of common stock	49	893
NET CASH USED IN FINANCING ACTIVITIES	(1,048)	(150)
CASH AND CASH EQUIVALENTS
Net decrease	(57,478)	(40,279)
Balance at beginning of period	280,286	286,687
BALANCE AT END OF PERIOD	$222,808	$246,408

Stillwater Mining Company
Key Operating Factors
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except where noted)	2015	2014	2015	2014
OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced
Palladium	98	97	201	198
Platinum	29	29	59	59
Total	127	126	260	257
Tons milled	299	286	607	564
Mill head grade (ounce per ton)	0.45	0.47	0.45	0.49
Sub-grade tons milled (1)	27	17	55	34
Sub-grade tons mill head grade (ounce per ton)	0.16	0.14	0.16	0.16
Total tons milled(1)	326	303	662	598
Combined mill head grade (ounce per ton)	0.42	0.46	0.43	0.47
Total mill recovery (%)	92	92	92	92
Total mine concentrate shipped (tons) (3)	7,566	6,903	16,021	14,204
Platinum grade in concentrate (ounce per ton) (3)	4.02	4.50	3.87	4.66
Palladium grade in concentrate (ounce per ton) (3)	13.43	14.87	12.98	15.09
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$530	$550	$533	$559
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$206	$229	$210	$240
Stillwater Mine:
Ounces produced
Palladium	59	64	123	133
Platinum	18	20	37	41
Total	77	84	160	174
Tons milled	168	175	340	345
Mill head grade (ounce per ton)	0.48	0.51	0.49	0.53
Sub-grade tons milled (1)	17	5	35	13
Sub-grade tons mill head grade (ounce per ton)	0.20	0.23	0.19	0.26
Total tons milled (1)	185	180	375	358
Combined mill head grade (ounce per ton)	0.45	0.50	0.47	0.52
Total mill recovery (%)	92	93	93	93
Total mine concentrate shipped (tons) (3)	4,054	3,749	8,704	8,144
Platinum grade in concentrate (ounce per ton) (3)	4.74	5.60	4.58	5.58
Palladium grade in concentrate (ounce per ton) (3)	15.34	18.16	14.88	17.64
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$547	$535	$539	$541
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$227	$250	$230	$262

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except where noted)	2015	2014	2015	2014
OPERATING AND COST DATA FOR MINE PRODUCTION (Continued)
East Boulder Mine:
Ounces produced
Palladium	39	33	78	65
Platinum	11	9	22	18
Total	50	42	100	83
Tons milled	131	111	267	219
Mill head grade (ounce per ton)	0.41	0.42	0.41	0.41
Sub-grade tons milled (1)	10	12	20	21
Sub-grade tons mill head grade (ounce per ton)	0.09	0.10	0.10	0.11
Total tons milled (1)	141	123	287	240
Combined mill head grade (ounce per ton)	0.39	0.39	0.38	0.39
Total mill recovery (%)	91	90	91	90
Total mine concentrate shipped (tons) (3)	3,512	3,154	7,317	6,060
Platinum grade in concentrate (ounce per ton) (3)	3.18	3.19	3.03	3.29
Palladium grade in concentrate (ounce per ton) (3)	11.21	10.96	10.72	11.23
Total cash costs per ounce - net of credits (Non-GAAP) (2)	$504	$580	$525	$597
Total cash costs per ton milled - net of credits (Non-GAAP) (2)	$179	$200	$183	$207

(1) Sub-grade tons milled includes reef waste material only. Reef waste material is PGM-bearing mined material below the cutoff grade for proven and probable reserves but with sufficient economic value to justify processing it through the concentrator along with the mined ore. Total tons milled includes ore tons and sub-grade tons only. See "Proven and Probable Ore Reserves – Discussion" in the Company's 2014 Annual Report on Form 10-K for further information.
(2) Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total cash costs per ounce, net of credits is a non-GAAP financial measure that management uses to monitor and evaluate the efficiency of its mining operations. This measure of cost is not defined under U.S. Generally Accepted Accounting Principles (GAAP). Please see "Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues" and the accompanying discussion for additional detail.
(3) The concentrate tonnage and grade values are inclusive of periodic re-processing of smelter slag and internal furnace brick PGM bearing materials.

Stillwater Mining Company
Key Operating Factors (Continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except for average prices)	2015	2014	2015	2014
SALES AND PRICE DATA
Ounces sold
Mine Production:
Palladium (oz.)	103	112	210	212
Platinum (oz.)	30	32	60	63
Total	133	144	270	275
PGM Recycling: (1)
Palladium (oz.)	40	59	84	113
Platinum (oz.)	23	35	48	67
Rhodium (oz.)	5	7	11	15
Total	68	101	143	195
By-products from Mine Production: (2)
Rhodium (oz.)	1	1	2	2
Gold (oz.)	2	2	5	5
Silver (oz.)	2	1	3	3
Copper (lb.)	263	305	523	482
Nickel (lb.)	391	412	789	777
Average realized price per ounce (3)
Mine Production:
Palladium ($/oz.)	$760	$821	$772	$784
Platinum ($/oz.)	$1,128	$1,450	$1,159	$1,441
Combined ($/oz.)(4)	$842	$962	$857	$936
PGM Recycling: (1)
Palladium ($/oz.)	$787	$752	$792	$741
Platinum ($/oz.)	$1,194	$1,426	$1,223	$1,418
Rhodium ($/oz.)	$1,156	$1,018	$1,189	$988
Combined ($/oz.)(4)	$954	$1,002	$968	$992
By-products from Mine Production: (2)
Rhodium ($/oz.)	$1,053	$1,083	$1,107	$1,076
Gold ($/oz.)	$1,186	$1,288	$1,203	$1,292
Silver ($/oz.)	$16	$20	$17	$20
Copper ($/lb.)	$2.57	$2.90	$2.52	$2.95
Nickel ($/lb.)	$4.53	$7.77	$4.75	$6.85
Average market price per ounce (3)
Palladium ($/oz.)	$758	$815	$772	$780
Platinum ($/oz.)	$1,125	$1,447	$1,159	$1,438
Combined ($/oz.)(4)	$841	$957	$857	$932

(1) Ounces sold and average realized price per ounce from PGM Recycling relate to ounces produced from processing of spent catalyst from catalytic converters and other industrial sources.
(2) By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
(3) The Company's average realized price represents revenues, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London market for the actual months of the period.
(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues

The Company utilizes certain non-GAAP financial measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP financial measure included in the Company's Consolidated Statements of Comprehensive (Loss) Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP financial measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP financial measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP financial measures are not standardized across the mining industry and in most cases will not be comparable to similar measures that may be provided by other companies. These non-GAAP financial measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues, the most directly comparable GAAP financial measure, for each period shown is provided as part of the following tables, and a description of each non-GAAP financial measure is provided below.

Total Consolidated Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Consolidated Statements of Comprehensive (Loss) Income. For the Stillwater Mine, the East Boulder Mine, and PGM Recycling and Other, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for the Stillwater Mine, the East Boulder Mine and PGM Recycling and Other are equal in the aggregate, to total consolidated costs of revenues as reported in the Company's Consolidated Statements of Comprehensive (Loss) Income.

Total Cash Costs (Non-GAAP): This non-GAAP financial measure is calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mine by-products, depreciation and amortization and asset retirement costs, and timing differences resulting from changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to mine production and processing operations in any period. It is a measure of extraction efficiency.

When divided by the total tons milled in the respective period, Total Cash Costs per Ton Milled (Non-GAAP), measured for each mine or combined, provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, mine production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which mine production tons are measured precisely. Consequently, Total Cash Costs per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Costs per Ounce (Non-GAAP), measured for each mine or combined, provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Costs per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per ounce and per ton data)	2015	2014	2015	2014
Consolidated:
Total cash costs before by-product and recycling credits (Non-GAAP)	$76,234	$81,084	$156,667	$165,135
By-product credit	(6,914)	(8,628)	(13,659)	(15,309)
Recycling income credit	(2,036)	(2,926)	(4,163)	(6,093)
Total cash costs net of by-product and recycling credits (Non-GAAP)	$67,284	$69,530	$138,845	$143,733

Divided by platinum/palladium ounces produced	127	126	260	257

Total cash costs before by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$600	$641	$601	$643
By-product credit per ounce Pt/Pd produced	(54)	(68)	(52)	(60)
Recycling income credit per ounce Pt/Pd produced	(16)	(23)	(16)	(24)
Total cash costs net of by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$530	$550	$533	$559

Divided by ore tons milled	326	303	662	598

Total cash costs before by-product and recycling credits per ore ton milled (Non-GAAP)	$233	$267	$237	$276
By-product credit per ore ton milled	(21)	(28)	(21)	(26)
Recycling income credit per ore ton milled	(6)	(10)	(6)	(10)
Total cash costs net of by-product and recycling credits per ore ton milled (Non-GAAP)	$206	$229	$210	$240

Reconciliation to consolidated costs of revenues:
Total cash costs net of by-product and recycling credits (Non-GAAP)	$67,284	$69,530	$138,845	$143,733
Asset retirement costs	196	189	387	370
Depletion, depreciation and amortization	16,942	17,540	33,811	32,450
Depletion, depreciation and amortization (in inventory)	(939)	(893)	(1,876)	(340)
Change in product inventories	5,140	9,119	5,494	2,404
Cost of PGM Recycling	64,441	100,266	137,146	190,972
PGM Recycling depreciation	256	262	508	503
By-product credit	6,914	8,628	13,659	15,309
Profit from PGM Recycling (before gain/loss on asset disposals)	2,036	2,926	4,163	6,093
Total consolidated cost of revenues	$162,270	$207,567	$332,137	$391,494

Stillwater Mining Company
Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues (Continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per ounce and per ton data)	2015	2014	2015	2014
Stillwater Mine:
Total cash costs before by-product and recycling credits (Non-GAAP)	$46,931	$51,940	$96,465	$107,168
Less: By-product credit	(3,727)	(5,026)	(7,532)	(9,042)
Less: Recycling income credit	(1,205)	(1,953)	(2,540)	(4,123)
Total cash costs net of by-product and recycling credits (Non-GAAP)	$41,999	$44,961	$86,393	$94,003

Divided by platinum/palladium ounces produced	77	84	160	174

Total cash costs before by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$612	$618	$602	$617
Less: By-product credit per ounce Pt/Pd produced	(49)	(60)	(47)	(52)
Less: Recycling income credit per ounce Pt/Pd produced	(16)	(23)	(16)	(24)
Total cash costs net of by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$547	$535	$539	$541

Divided by ore tons milled	185	180	375	358

Total cash costs before by-product and recycling credits per ore ton milled (Non-GAAP)	$254	$289	$257	$299
Less: By-product credit per ore ton milled	(20)	(28)	(20	(25)
Less: Recycling income credit per ore ton milled	(7)	(11)	(7)	(12)
Total cash costs net of by-product and recycling credits per ore ton milled (Non-GAAP)	$227	$250	$230	$262

Reconciliation to costs of revenues:
Total cash costs net of by-product and recycling credits (Non-GAAP)	$41,999	$44,961	$86,393	$94,003
Asset retirement costs	187	176	370	345
Depletion, depreciation and amortization	11,872	13,276	23,967	24,661
Depletion, depreciation and amortization (in inventory)	(497)	(1,193)	(1,213)	(821)
Change in product inventories	2,882	7,780	4,141	3,729
By-product credit	3,727	5,026	7,532	9,042
Profit from PGM Recycling (before gain/loss on asset disposals)	1,205	1,953	2,540	4,123
Total costs of revenues	$61,375	$71,979	$123,730	$135,082

Stillwater Mining Company
Reconciliation of Non-GAAP Financial Measures to Consolidated Costs of Revenues (Continued)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per ounce and per ton data)	2015	2014	2015	2014
East Boulder Mine
Total cash costs before by-product and recycling credits (Non-GAAP)	$29,303	$29,144	$60,202	$57,967
Less: By-product credit	(3,187)	(3,602)	(6,127)	(6,267)
Less: Recycling income credit	(831)	(973)	(1,623)	(1,970)
Total cash costs net of by-product and recycling credits (Non-GAAP)	$25,285	$24,569	$52,452	$49,730

Divided by platinum/palladium ounces produced	50	42	100	83

Total cash costs before by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$584	$688	$602	$696
Less: By-product credit per ounce Pt/Pd produced	(63)	(85)	(61)	(75)
Less: Recycling income credit per ounce Pt/Pd produced	(17)	(23)	(16)	(24)
Total cash costs net of by-product and recycling credits per ounce Pt/Pd produced (Non-GAAP)	$504	$580	$525	$597

Divided by ore tons milled	141	123	287	240

Total cash costs before by-product and recycling credits per ore ton milled (Non-GAAP)	$208	$237	$210	$241
Less: By-product credit per ore ton milled	(23)	(29)	(21)	(26)
Less: Recycling income credit per ore ton milled	(6)	(8)	(6)	(8)
Total cash costs net of by-product and recycling credits per ore ton milled (Non-GAAP)	$179	$200	$183	$207

Reconciliation to costs of revenues:
Total cash costs net of by-product and recycling credits (Non-GAAP)	$25,285	$24,569	$52,452	$49,730
Asset retirement costs	9	13	17	25
Depletion, depreciation and amortization	5,070	4,264	9,844	7,789
Depletion, depreciation and amortization (in inventory)	(442)	300	(663)	481
Change in product inventories	2,258	1,339	1,353	(1,404)
By-product credit	3,187	3,602	6,127	6,267
Profit from PGM Recycling (before gain/loss on asset disposals)	831	973	1,623	1,970
Total costs of revenues	$36,198	$35,060	$70,753	$64,858

PGM Recycling and Other: (1)
Cost of open market acquisitions	$—	$—	$—	$79
Cost of PGM Recycling	64,441	100,266	137,146	190,972
PGM Recycling depreciation	256	262	508	503
Total costs of revenues	$64,697	$100,528	$137,654	$191,554

(1) PGM Recycling and Other include PGM recycling and metal acquired periodically in the open market and simultaneously resold to third parties.

Stillwater Mining Company

All-In Sustaining Costs (a Non-GAAP Financial Measure)

(Unaudited)

All-In Sustaining Costs (Non-GAAP): This non-GAAP financial measure is used as an indicator from period to period of the level of total cash required by the Company to maintain and operate the existing mines, including corporate administrative costs and replacement capital. The measure is calculated beginning with total cash costs (another non-GAAP financial measure, described above), and adding to it the recycling income credit, domestic corporate overhead and marketing costs (excluding any depreciation, research and development, and reorganization costs included in corporate overhead costs) and that portion of total capital expenditures associated with sustaining the current level of mining operations. (Capital expenditures for Blitz, Graham Creek and certain other one-time projects are not included in the calculation.)

When divided by the total recoverable PGM ounces in the respective period, All-In Sustaining Costs per Mined Ounce (Non-GAAP) provides an indication of the level of total cash required to maintain and operate the mines per PGM ounce produced in the period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because the objective of PGM mining activity is to extract PGM material, the all-in cash costs per ounce to produce PGM material, administer the business and sustain the operating capacity of the mines is a useful measure for comparing overall extraction efficiency between periods. This measure is affected by the total level of spending in the period and by the grade and volume of ore produced.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except $/oz.)	2015	2014	2015	2014
All-In Sustaining Costs
Total cash costs net of by-product and recycling credits (Non-GAAP)	$67,284	$69,530	$138,845	$143,733
Recycling income credit	2,036	2,926	4,163	6,093
	$69,320	$72,456	$143,008	$149,826

Consolidated Corporate General & Administrative costs *	$10,396	$8,599	$18,741	$17,966
Corporate depreciation and R&D included in Consolidated Corporate General & Administrative costs (1)	(120)	(112)	(252)	(255)
General & Administrative Costs - Foreign Subsidiaries	(452)	(873)	(869)	(2,311)
	$9,824	$7,614	$17,620	$15,400

Total capitalized costs	$32,803	$32,476	$61,178	$57,149
Capital associated with expansion	(12,223)	(12,469)	(20,344)	(19,267)
Total Capital incurred to sustain existing operations	$20,580	$20,007	$40,834	$37,882

All-In Sustaining Costs (Non-GAAP)	$99,724	$100,077	$201,462	$203,108

Mined ounces produced	127.0	126.4	260.3	257.1

All-In Sustaining Costs per Mined Ounce ($/oz.) (Non-GAAP)	$785	$792	$774	$790

(1) Consolidated Corporate General & Administrative Costs includes Marketing and Research and Development (R&D) costs. The Marketing and R&D costs in prior years were separate line items on the Company's Consolidated Statements of Comprehensive (Loss) Income.

Prior year numbers have been restated to conform to current year presentation.

CONTACT: INVESTOR CONTACT:

         Mike Beckstead
         (720) 502-7671
         investor-relations@stillwatermining.com